EXHIBIT 4.16
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                          EQUITY JOINT VENTURE CONTRACT


                                     BETWEEN


                    SKY COMMUNICATIONS GROUP COMPANY LIMITED


                                       AND


                ASIA SATELLITE TELECOMMUNICATIONS COMPANY LIMITED



                            FOR THE ESTABLISHMENT OF


         BEIJING ASIA SKY TELECOMMUNICATIONS TECHNOLOGY COMPANY LIMITED






                             DATED March 29th, 2004


                                 BEIJING, CHINA



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                                TABLE OF CONTENTS


CLAUSE                                                                      PAGE

CHAPTER 1 - GENERAL PROVISION..................................................1

CHAPTER 2 - PARTIES TO THIS JOINT VENTURE CONTRACT.............................1

CHAPTER 3 - PURPOSE AND BUSINESS SCOPE OF THE JOINT VENTURE COMPANY............1

CHAPTER 4 - TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL..................2

CHAPTER 5 - OBLIGATIONS OF THE PARTIES TO THE JOINT VENTURE COMPANY.............

CHAPTER 6 - THE BOARD OF DIRECTORS.............................................6

CHAPTER 7 - GENERALMANAGER AND SENIOR MANAGEMENT PERSONNEL.....................9

CHAPTER 8 - TAXES, FINANCE AND AUDIT..........................................10

CHAPTER 9 - TERM OF THE JOINT VENTURE COMPANY.................................11

CHAPTER 10 - INTELLECTUAL PROPERTY AND CONFIDENTIALITY........................12

CHAPTER 11 - LABOR MANAGEMENT.................................................13

CHAPTER 12 - TRANSFER OF EQUITY INTEREST......................................14

CHAPTER 13 - INSURANCE........................................................17

CHAPTER 14 - TERMINATION AND LIQUIDATION......................................17

CHAPTER 15 - FORCE MAJEURE....................................................21

CHAPTER 16 - SETTLEMENT OF DISPUTES...........................................22

CHAPTER 17 - GOVERNING LAW....................................................23

CHAPTER 18 - LANGUAGES AND COUNTERPARTS.......................................23

CHAPTER 19 - LIABILITY FOR BREACH OF CONTRACT.................................24

CHAPTER 20 - REPRESENTATIONS AND WARRANTIES...................................25

CHAPTER 21 - NOTICE AND MISCELLANEOUS.........................................27


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                          CHAPTER 1 - GENERAL PROVISION

In accordance with the Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures and its Implementing Regulations (as amended) as well as other applicable laws and regulations, SKY COMMUNICATIONS GROUP COMPANY LIMITED and ASIA SATELLITE TELECOMMUNICATIONS COMPANY LIMITED, adhering to the principles of equality and mutual benefit and through friendly consultation, agree unanimously to enter into this Joint Venture Contract (the "JOINT VENTURE CONTRACT") for the establishment of BEIJING ASIA SKY TELECOMMUNICATIONS TECHNOLOGY COMPANY LIMITED (the "JOINT VENTURE COMPANY") in the People's Republic of China ("CHINA" or the "PRC").

This Joint Venture Contract is executed by the Parties (as defined below) on the 29th day of March, 2004 in Beijing.

               CHAPTER 2 - PARTIES TO THIS JOINT VENTURE CONTRACT

ARTICLE 1

The Parties to this Joint Venture Contract are as follows:

(a) SKY COMMUNICATIONS GROUP COMPANY LIMITED ("PARTY A"), a company incorporated in the PRC with its legal address at Room 209 Lujiazui Software Park, No. 98, Nong 91, Eshan Road, Pudong District, Shanghai, the PRC, postal code: 200127; telephone No.: (8621) 5090 9026; facsimile No.: (8621) 5873 0937.

(b) ASIA SATELLITE TELECOMMUNICATIONS COMPANY LIMITED ("PARTY B"), a company incorporated under the laws of the Hong Kong Special Administrative Region of the PRC ("HONG KONG") with its registered office situated at Floor 23, East Exchange Tower, 38 Leighton Road, Causeway Bay, Hong Kong, the PRC; telephone No.: (852) 2500 0888; facsimile No.: (852) 2805 7038.

         In this Joint Venture Contract, Party A and Party B are each referred to as a "PARTY" and collectively as the "PARTIES."


      CHAPTER 3 - PURPOSE AND BUSINESS SCOPE OF THE JOINT VENTURE COMPANY

ARTICLE 2

The purpose of the Joint Venture Company shall be as follows: in accordance with the principle of enhancing economic co-operation and technical exchange, and by adopting international advanced and applicable technology and scientific management methods, to provide Chinese domestic users with quality satellite communications technical services and related value-added services.


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ARTICLE 3

The business scope of the Joint Venture Company shall be the research, development of network telecommunication technology; manufacture of network telecommunication equipment, sale of self-produced products; provision of telecommunication technology service, technical consultancy and transfer of self-developed technology.

ARTICLE 4

The name of the Joint Venture Company is [CHINES CHARACTERS OMITTED] in Chinese and BEIJING ASIA SKY TELECOMMUNICATIONS TECHNOLOGY COMPANY LIMITED in English. The registered address of the Joint Venture Company is at No.22 Wanyuan Street, Beijing Economic Technological Development Area, Beijing, The PRC.

ARTICLE 5

All the activities of the Joint Venture Company shall comply with the laws, decrees and applicable rules and regulations of the PRC.

ARTICLE 6

The corporate form of the Joint Venture Company is a limited liability company. Each Party shall be liable for the losses of Joint Venture Company only up to the amount of its respective subscribed capital contribution to the registered capital. The profits of the Joint Venture Company shall be shared by the Parties in proportion to their respective contributions to the registered capital of the Joint Venture Company.


         CHAPTER 4 - TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

ARTICLE 7

The total amount of investment of the Joint Venture Company is [
                                  ].

ARTICLE 8

The registered capital of the Joint Venture Company is [                    ],
of which:

(a)      Party A shall contribute the VSAT equipment set forth in Appendix 1
         hereof ("PARTY A'S CONTRIBUTED Assets") equivalent to [            ]
         as its contribution in kind, representing 51% of the registered capital; and

(b)      Party B shall contribute foreign exchange cash in an amount equivalent
         to [                     ], representing 49% of the registered capital.



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ARTICLE 9

The Parties shall make their respective contributions in accordance with Article 11 hereof. If additional funds are required for working capital or any other purpose, the Joint Venture Company may borrow from banks or other institutions with the consent of the Board (as defined below).

ARTICLE 10

This Joint Venture Contract shall become effective from the date on which the approval is obtained from the relevant government authority that has the right to approve this Joint Venture Contract and the articles of association of the Joint Venture Company (the "ARTICLES") pursuant to the applicable laws and regulations of the PRC (the "EXAMINATION AND APPROVAL AUTHORITY").

ARTICLE 11

(a) Subject to Article 11(c) and (d), Party A shall make 30% of its contribution to the registered capital of the Joint Venture Company within 30 days after the date on which the Joint Venture Company has obtained its business license. Party A shall contribute the balance of 70% in one lump sum payment within 90 days after the date on which the Joint Venture Company has obtained its business license.

(b) Subject to Article 11(c) and (d), Party B shall make 30% of its contribution to the registered capital of the Joint Venture Company within 30 days after the date on which the Joint Venture Company has obtained its business license. Party B shall contribute the balance of 70% in one lump sum payment within 90 days after the date on which the Joint Venture Company has obtained its business license.

(c) The Parties shall be obligated to make their contributions to the registered capital of the Joint Venture Company only after all of the following conditions have been satisfied or waived in writing by the
         Parties:

         (i) following execution by the Parties, this Joint Venture Contract and the Articles having been approved by the Examination and Approval Authority without substantive amendments thereto;

         (ii) the Joint Venture Company having been issued its business license without substantial amendments to the business scope of the Joint Venture Company set forth in Article 3 hereof;

         (iii) the Joint Venture Company having received all necessary rights, licenses, permits, approvals, waivers and authorizations to engage in the business activities contemplated in Article 3 hereof;

         (iv) the Joint Venture Company having entered into the Consulting and Billing Services Contract and the Intellectual Property Rights License Contract (collectively, the "PARTY A SUBSIDIARY Contracts") with a subsidiary of Party A ("PARTY A SUBSIDIARY") in form and substance satisfactory to the Parties;

         (v) Party A Subsidiary having received all necessary rights, licenses, permits, approvals, waivers and authorizations to engage in the operation of a VSAT communications business;


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         (vi)     Party A having entered into a facilities purchase contract
                  ("FACILITIES PURCHASE CONTRACT") with Party A Subsidiary with respect to the purchase by Party A Subsidiary of Party A's VSAT hub and related facilities in form and substance satisfactory to the Parties;

         (vii) Party B having entered into a Transponder Lease Agreement with Party A Subsidiary with respect to the lease of transponder capacity by Party B to Party A Subsidiary in form and substance satisfactory to the Parties;

         (viii) Party A having entered into a transfer contract with Party A Subsidiary in form and substance satisfactory to the Parties in accordance with which Party A shall transfer all satellite hub service contracts entered into with its Affiliates (as defined below) to Party A Subsidiary at no consideration. The transfer contract shall also provide that Party A Subsidiary may transfer such satellite hub service contracts to the foreign-invested telecommunications enterprise that will be established by Party A and Party B in accordance with the applicable PRC laws and regulations and approved to engage in the operation of VSAT communications business;

         (ix) Party A having terminated or having caused its Affiliates to terminate the employment contracts with the employees to be seconded to the Joint Venture Company and having released in writing the non-competition and confidentiality obligations of such employees under such employment contracts or any other documents, except as otherwise agreed by the parties.

         (x) Party B having received a legal opinion from Party A's PRC counsel to Party A in form and substance satisfactory to Party B; and

         (xi) all of the respective representations and warranties made by Party A in Articles 51(a) and (b) being true and correct in every respect.

(d) After the Parties have made their contributions to the Joint Venture Company, a Chinese registered accountant satisfactory to the Parties shall verify the capital contribution made by each Party and issue a capital contribution verification report. Thereupon the Joint Venture Company shall issue investment certificates to the Parties, in which the following items shall be included:

         (i)      the name of the Joint Venture Company;

         (ii)     the date of the establishment of the Joint Venture Company;

         (iii)    the names of the Parties and their capital contributions;

         (iv)     the date on which the contributions were made; and

         (v)      the date on which the investment certificate is issued.

The investment certificates shall be signed by the Chairman (as defined below) and the Vice-Chairman (as defined below).

ARTICLE 12

If a Party fails to make its contribution to the registered capital of the Joint Venture Company in accordance with Articles 8 and 11, such Party (the "CONTRIBUTION DEFAULTING PARTY") shall pay to the other Party default interest on the unpaid contribution accruing at the rate of 0.02% per day from the tenth day after the due date set forth in Article 11 until the date on which the


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contribution is paid in full. For the avoidance of any doubt, a Party who does not make its contribution due to the non-fulfillment of the conditions set forth in Article 11 shall not be regarded as a Contribution Defaulting Party under this Article 12 and Article 13.

ARTICLE 13

If the Contribution Defaulting Party fails to make its contribution to the registered capital of the Joint Venture Company within 60 days after the due date, the other Party may apply to the original Examination and Approval Authority for approval to terminate the Joint Venture Company and cancel this Joint Venture Contract.

ARTICLE 14

The difference between the total amount of investment and the registered capital stipulated herein shall be made up by the Parties jointly by fund raising.


        CHAPTER 5 OBLIGATIONS OF THE PARTIES TO THE JOINT VENTURE COMPANY

ARTICLE 15

The obligations of each Party are as follows:

(a)      The obligations of Party A include:

         (i) submitting this Joint Venture Contract, the Articles and other relevant documents of the Joint Venture Company to the Examination and Approval Authority in accordance with the requirements of the applicable PRC laws and regulations and using its best endeavors to obtain the prompt approval of the application;

         (ii) promptly making its contribution to the registered capital as stipulated in Articles 8 and 11 hereof;

         (iii) handling the registration matters of the Joint Venture Company, obtaining the business license from the relevant PRC government department, providing assistance in respect of the opening of the bank accounts of the Joint Venture Company and other matters related to the establishment of the Joint Venture Company;

         (iv) recommending a suitable person who will serve as the first deputy general manager (the "DEPUTY GENERAL MANAGER") of the Joint Venture Company upon the approval of the Board;

         (v) causing Party A Subsidiary (1) to enter into the Party A Subsidiary Contracts with the Joint Venture Company on the date of establishment of the Joint Venture Company; (2) to accept the services and the license of intellectual property rights provided by the Joint Venture Company in accordance with the Party A Subsidiary Contracts; and (3) to pay promptly all payments due under the Party A Subsidiary Contracts to the Joint Venture Company;



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         (vi)     causing Party A Subsidiary to enter into a three-party
                  customer contract with the Joint Venture Company and each customer of Party A Subsidiary's VSAT communications business, pursuant to which Party A Subsidiary shall provide such customers with services for which a company is required to have a VSAT communication business operating permit in order to provide and the Joint Venture Company shall provide other services relating to the VSAT communications business for which such permit is not required;

         (vii) assisting the Joint Venture Company in developing the domestic market;

         (viii) advising the Joint Venture Company on the laws and policies of PRC and coordinating the relationship between the Joint Venture Company and relevant PRC government agencies;

         (ix) providing the Joint Venture Company with administrative and logistic support and assistance;

         (x) handling other matters reasonably entrusted to it by the Board; and

         (xi) fulfilling other obligations set forth in this Joint Venture Contract.

(b)      The obligations of Party B include:

         (i) promptly making its contribution to the registered capital as stipulated in Articles 8 and 11 hereof; (ii) assisting Party A in handing the registration matters of the Joint Venture Company;

         (iii) recommending suitable persons who will serve as the first general manager of the Joint Venture Company (the "GENERAL MANAGER") and the first financial controller of the Joint Venture Company (the "FC") upon the approval of the Board;

         (iv) assisting the Joint Venture Company in obtaining advanced marketing and promotion experience of the international market;

         (v)      assisting the Joint Venture Company in its ordinary operation;

         (vi) providing managerial and technical support and personnel training to the Joint Venture Company;

         (xii) handling other matters reasonably entrusted to it by the Board; and

         (xiii) fulfilling other obligations set forth in this Joint Venture Contract.

ARTICLE 16

As permitted by PRC law and upon the approval and request of the Board, each Party shall have the obligation to assist the Joint Venture Company in applying for permission to carry out new businesses.




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                       CHAPTER 6 - THE BOARD OF DIRECTORS

ARTICLE 17

(a) The board of directors of the Joint Venture Company (the "BOARD") shall be established on the date on which the business license of the Joint Venture Company is issued. The Board shall be the highest authority of the Joint Venture Company and shall direct the overall management, supervision and control of the business of the Joint Venture Company. All major matters of the Joint Venture Company shall be decided by the Board. The Board shall adopt resolutions in accordance with this Joint Venture Contract, the Articles and the applicable laws and regulations of the PRC.

(b) To the extent that the laws and regulations of the PRC in effect as of the date of the adoption of the relevant resolution require, decisions with respect to the following matters shall require the unanimous approval of the directors present and voting in person or by proxy at a Board meeting:

         (i)      any amendment to the Articles;

         (ii)     termination and dissolution of the Joint Venture Company;

         (iii) increases or decreases in the registered capital of the Joint Venture Company or any transfer (other than transfers pursuant to Chapter 12) of either Party's interest in the Joint Venture Company;

         (iv) division of the Joint Venture Company or merger of the Joint Venture Company with other economic organizations; and

         (v) other matters requiring unanimous approval of the Board as provided in officially promulgated and implemented laws and regulations of the PRC.

(c) Decisions with respect to all other matters that require the approval of the Board shall be adopted if they receive the affirmative vote of a simple majority of the directors present and voting in person or by proxy, including at least one director or its proxy appointed respectively by each Party.

ARTICLE 18

(a) The Board shall consist of six directors, of whom three directors shall be appointed by Party A and three directors shall be appointed by Party
         B. Each of the directors shall have one vote.

(b) One of the directors nominated by Party A shall be appointed as the chairman of the Board (the "Chairman") and shall preside over Board meetings. One of the directors nominated by Party B shall be appointed as the vice-chairman of the Board (the "VICE-CHAIRMAN"). In the absence of the Chairman, the Vice Chairman will chair the Board meeting.

(c) The term of office of the directors shall be four years, renewable upon reappointment by the appointing Party. Upon approval of the Board, any director may serve as a senior manager of the Joint Venture Company.

(d) If there is a vacancy on the Board due to a director retiring, resigning, falling ill, becoming incapacitated, dying, being removed by its appointing Party or otherwise ceasing to be a director, the Party that appointed such director shall appoint a successor to serve for the remainder of the term of office of such director.



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ARTICLE 19

(a) Except as otherwise set forth in Article 19(b), four directors, present in person or by their officially authorized proxies shall constitute a quorum for any Board meeting.

(b) If such a quorum is not present within one hour after the time appointed for the meeting or if at any time during the meeting a quorum is no longer present for any reason, the meeting shall adjourn to a second meeting, at such place and time (which is at least 15 days later) as those directors who attended the first meeting shall decide or, if no such decision is reached, at the same place and time 15 days later. If a quorum is not present within 20 minutes after the time appointed for the second meeting or if at any time during the second meeting a quorum is no longer present for any reason, the number of directors present shall be deemed to constitute a quorum for the purpose of that second meeting; PROVIDED THAT not less than 10 days' notice of the second meeting is given to all directors. For the purpose of determining whether a quorum is present, directors participating in person or by proxy shall be deemed as directors present at the meeting.

ARTICLE 20

Subject to Article 27(a), if the Board fails to adopt a resolution regarding the matters set forth in Articles 17(b) or 17(c) by unanimous vote or simple majority vote (as the case may be), a deadlock will be deemed to have occurred (the "DEADLOCK") and the Chairman shall not have a casting vote. If a Deadlock occurs, the General Manager of the Joint Venture Company shall draft and submit to Party A and Party B a detailed report on such matter within 30 days after the occurrence of the Deadlock. From the date of receipt of the above report, the Parties shall attempt to reach a successful resolution of the matter in another 30 days (or a longer period agreed by the Parties). If the Parties fail to do so within the aforesaid period,

(a) either Party, the Purchasing Party (as defined below), may purchase or designate another person to purchase the interest of the other Party, the Non-Purchasing Party (as defined below) pursuant to the procedures set forth in Article 40(b). If both Parties issue Invocation Notices (as defined below) pursuant to Article 40(b), the valuation procedures set forth in Article 40(b)(i) through (viii) shall not be implemented and instead the Party willing to pay the highest price per percentage interest of the Joint Venture Company shall have the right to purchase or designate another party to purchase the interest of the Non-Purchasing Party at such purchase price in accordance with the provisions of Article 40(b)(ix) and (x),

(b) the provisions of Article 41 shall apply in the event that neither Party is willing to carry on the business of the Joint Venture Company as a going concern.

During the Deadlock period, the Parties shall continue to perform their obligations under this Joint Venture Contract.

ARTICLE 21

Regular meetings of the Board shall be convened at least twice every year, of which at least one regular meeting shall be convened within three months after the completion of each financial year. Special meetings of the Board shall be convened by the Chairman at any time on a motion of any two directors. The minutes of all Board meetings shall be kept on file by the Joint Venture Company for reference.

ARTICLE 22

The detailed powers and procedures of the Board, the scope of authority and responsibilities of the Chairman and the Vice Chairman, and the rights and obligations of the directors shall be as set forth in the Articles.


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            CHAPTER 7 GENERAL MANAGER AND SENIOR MANAGEMENT PERSONNEL

ARTICLE 23

(a) The management organization of the Joint Venture Company shall consist of the following senior management personnel (the "SENIOR MANAGEMENT PERSONNEL"): one General Manager, one Deputy General Manager, one FC and other officers that the Board may appoint as being necessary for the operation of the Joint Venture Company. The Senior Management Personnel shall be appointed or dismissed by the Board.

(b) Party B shall nominate the candidates for the positions of the first General Manager and the first FC, and Party A shall nominate the candidate for the position of the first Deputy General Manager. Subsequent General Managers, Deputy General Managers and FCs shall be nominated and appointed by the Board. If any candidate nominated by Party A or Party B for the positions of the initial Senior Management Personnel is not appointed by the Board, the original nominating Party shall have the right to nominate another candidate for the relevant position for appointment by the Board. The General Manager, the Deputy General Manager and the FC shall each serve for a term of three years. The Board shall have the right to remove the General Manager, the Deputy General Manager, the FC and other Senior Management Personnel at any time for any reasonable reason, but in the case of the initial Senior Management Personnel the replacement candidate for the position of such Senior Management Personnel shall be nominated by the original nominating Party for appointment by the Board and shall serve the remainder of the term of the Senior Management Personnel whom he or she is replacing..

ARTICLE 24

(a) The duties of the General Manager shall be to implement the decisions of the Board and to organize and lead the daily operations and management of the Joint Venture Company in every respect within the scope authorized by the Board. The General Manager shall use all his efforts to ensure that the Joint Venture Company does not suffer losses in the course of its operation. The General Manager shall submit the relevant monthly or annual report at each Board meeting.

(b) The duties of the Deputy General Manager shall be to assist the General Manager in his work and he shall be responsible for the daily operation work of the Joint Venture Company. The duties of the FC shall be to organize and lead all financial and accounting affairs of the Joint Venture Company. The FC shall report to both the General Manager and the Board.

(c) The detailed scope of authority and duties of the Senior Management Personnel shall be as set forth in the Articles.

ARTICLE 25

Without the written approval of the Board, none of the Senior Management Personnel may concurrently serve in any operations management position at any other economic organizations, except in the Parties or their Affiliates or the subsidiaries or Affiliates of the Joint Venture Company.



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                      CHAPTER 8 - TAXES, FINANCE AND AUDIT

ARTICLE 26

(a) The financial and accounting matters of the Joint Venture Company shall be handled in accordance with the applicable laws and regulations of the PRC. The Joint Venture Company shall establish an independent financial and accounting system in light of the special conditions of the Joint Venture Company and international accounting principles, which shall be implemented upon the approval of the Board.

(b) The fiscal year of the Joint Venture Company (the "FISCAL YEAR") shall begin on January 1 and end on December 31 of each year and a financial report shall be prepared every year. All financial reports and management reports of the Joint Venture Company shall be written in Chinese and English. The cost of translation shall be borne by the Joint Venture Company. Such financial reports will be prepared by using the accounting records prepared in accordance with the applicable laws and regulations.

(c) The major financial reports of the Joint Venture Company (the "FINANCIAL REPORTS") shall be prepared strictly in accordance with the applicable laws and regulations of the PRC. The Joint Venture Company shall prepare a quarterly management report, which will include quarterly financial reports (the "QUARTERLY REPORTS"). The form and content of the Quarterly Reports shall comply with the requirements of the Board. All annual Financial Reports and Quarterly Reports shall be completed and submitted to the Board from time to time in accordance with the reporting schedule adopted by the Board. All Financial Reports shall be written in Chinese and English. The costs of preparing and translating the Financial Reports shall be borne by the Joint Venture Company.

(d) The Joint Venture Company shall select an independent auditor to audit the Financial Reports of the Company and perform such other accounting and financial duties as required by PRC law and the Board. The independent auditor selected by the Board shall preferably be a Chinese-foreign joint venture firm of accountants registered in the PRC that is capable of performing accounting work meeting both PRC domestic and international accounting standards and the foreign party of such joint venture shall be an accounting firm of international standing and repute. The Financial Reports shall be audited by such independent auditor. If required, the Board may select a Chinese investment independent auditor in view of the situation provided that such independent auditor should be a reputable and impartial independent auditor recognized in the industry.

(e) Furthermore, each Party shall have the right to retain independent auditors to audit the Financial Reports of the Joint Venture Company at its own expense (unless the results of any such audit are significantly different from that conducted by the independent auditor and are accepted by the Board, in which case the expense shall be borne by the Joint Venture Company). The Joint Venture Company and each Party shall extend full cooperation to any audit.

(f) The Joint Venture Company shall use Renminbi as its accounting unit. The conversion of Renminbi into other currencies shall be made in accordance with the relevant exchange rate published by the People's Bank of China. The Joint Venture Company shall open Renminbi and foreign currency accounts with banks duly licensed to operate Renminbi and foreign currency business. All accounts opened by the Joint Venture Company shall be managed and supervised in accordance with the financial and accounting system of the Joint Venture Company; PROVIDED THAT all accounts shall have the FC as one of the authorized signatories.


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ARTICLE 27

(a) No later than three months prior to the end of each Fiscal Year, the General Manager shall, in conjunction with the Deputy General Manager and the FC, prepare and submit to the Board for approval, a capital and operating budget and a business plan for the next Fiscal Year in accordance with the requirements of the Board and within the framework of the business plan adopted by the Board. These budgets and plans shall provide for the development of activities of the Joint Venture Company that are in line with the business scope and major tasks of the Joint Venture Company specified in Articles 2 and 3. The Board may approve the budget and business plan submitted by the General Manager or require amendments to be made prior to its approval. If the Board fails to approve the capital and operating budget and business plan of the next Fiscal Year prior to the commencement of the next Fiscal Year, the General Manager shall, in conjunction with the Deputy General Manager and the FC, be responsible for preparing a provisional plan to ensure the ongoing operation of the Joint Venture Company based on the capital and operating budget and business plan of the previous Fiscal Year and the framework of the business plan already adopted by the Board taking into consideration factors such as inflation.

(b) The profit distribution plan of the Joint Venture Company shall be determined at the discretion of the Board. The profit distribution plan and the amount of profits to be distributed to the Parties shall be announced within three months after approval by the Board. The profit share payable to Party B shall be paid in United States dollars.

(c) If the Joint Venture Company suffers losses in any Fiscal Year, the profit of the next Fiscal Year shall be used first to make up such losses. No profit shall be distributed unless the losses from the previous Fiscal Years have been made up.

ARTICLE 28

The Joint Venture Company shall pay taxes in accordance with the applicable laws and regulations of the PRC. The personnel of the Joint Venture Company shall pay individual income tax in accordance with the laws and regulations of the PRC. The Parties shall apply to obtain for the benefit of the Joint Venture Company, the Parties and all of their personnel, all of the applicable tax exemptions, reductions, privileges and preferences that are now or in the future become obtainable under the laws and regulations of the PRC and under any applicable treaties or international agreements to which the PRC may now be or may hereafter become a party.


                  CHAPTER 9 - TERM OF THE JOINT VENTURE COMPANY

ARTICLE 29

The Joint Venture Company shall be established on the date on which the Joint Venture Company is issued its business license. The term of the Joint Venture Company shall be 30 years.

ARTICLE 30

Prior to the expiration of the term of the Joint Venture Company or any extension thereof, the Parties may agree to extend such term, subject to approval by the Examination and Approval Authority and provided that such extension is handled in accordance with applicable laws and regulations. Negotiations with respect to the extension of such term shall begin not later than one year prior to expiration of the original joint venture term (or extension thereof) and, subject to the successful conclusion of such negotiations, the Joint Venture Company shall submit the application to extend the joint venture term to the Examination and Approval Authority six months prior to the expiration of the term of the Joint Venture Company or any extensions thereof. Upon approval of the application for the extension of the term of the Joint Venture Company, procedures for change in registration shall be handled in accordance with the applicable laws and regulations of the PRC.


             CHAPTER 10 - INTELLECTUAL PROPERTY AND CONFIDENTIALITY

ARTICLE 31

When the Board determines that it is necessary, each Party shall, and shall cause its Affiliates to, enter into technology transfer or license, trademark license, technical services or management consultancy services contracts with the Joint Venture Company in order to provide for the transfer of technology or the provision of license, trademark license, technical services or management consultancy services to the Joint Venture Company in accordance with the terms and conditions requested by the Board. The Joint Venture Company shall handle all necessary examination and approval, registration or filing procedures with the government authorities in accordance with the applicable laws and regulations of the PRC.

ARTICLE 32

(a) All technology, know-how, techniques, software, proprietary databases, trade secrets, trade practices, methods, specifications, designs and other proprietary information disclosed by any Party to the Joint Venture Company under the terms of this Joint Venture Contract or otherwise, or developed by the Joint Venture Company, as well as the terms of this Joint Venture Contract and other confidential business and technical information (collectively, the "CONFIDENTIAL INFORMATION") shall be used by the Joint Venture Company and the Parties, and such companies' personnel solely and only for the purposes envisaged in this Joint Venture Contract. The Joint Venture Company and each Party shall maintain the secrecy of all Confidential Information that may be disclosed or furnished to it by the Joint Venture Company or the other Party, and it shall not disclose or reveal any such Confidential Information to any third party absent explicit written authorization from the Board or the relevant Party, as the case may be, except as herein provided.

(b) Confidential Information obtained by a Party that is restricted hereunder may be disclosed by that Party only to its designated employees whose duties require such disclosure for the implementation of this Joint Venture Contract. In that event, the receiving Party shall take all reasonable precautions, including the conclusion of confidentiality contracts with each such employee or the inclusion of confidentiality clauses in the individual labor contract with each such employee, to prevent such employees from using Confidential Information for their personal benefit and to prevent any unauthorized disclosure of such Confidential Information to any third party.

(c) The Parties shall, and shall ensure that the Joint Venture Company will, take all necessary security measures and precautions to protect the confidentiality of the Confidential Information. Such security measures and precautions shall be commensurate with the measures and precautions that each Party respectively takes for the protection of corresponding sensitive information of its own, which shall in any event be at least of the standard that would be applied by a reasonable business entity for the protection of its own highly confidential information and trade secrets.

(d) Notwithstanding the foregoing, the Parties and the Joint Venture Company may reveal Confidential Information to government personnel to the extent necessary to obtain any governmental approval required for the Joint Venture Company to conduct its operations, and to outside and internal lawyers, accountants and consultants to the extent necessary for them to provide their professional assistance; PROVIDED THAT Confidential Information so revealed in written form is marked confidential and that such government personnel and outside individuals shall be requested to undertake to respect the confidentiality provisions of this Joint Venture Contract. The Parties and the Joint Venture Company may also disclose Confidential Information if disclosure is required by applicable law, regulation or legal process or by judicial order or by the rules of regulations of any applicable stock exchange.

(e) Nothing in this Article 32 shall prevent a Party or the Joint Venture Company from using or disclosing any Confidential Information which:
         (i) is already known by the Joint Venture Company or such Party at the time it is disclosed to it; (ii) has been rightfully received by such Party or the Joint Venture Company, as the case may be, from a third party without a breach of an obligation of confidentiality; (iii) is in the public domain through no wrongful act of such Party or the Joint Venture Company; or (iv) is independently developed by such Party or the Joint Venture Company without use, directly or indirectly, of the Confidential Information.

ARTICLE 33

(a) Any intellectual property rights, including, without limitation, inventions, patent rights, design rights, copyright and rights in trade names, trademarks and service marks, created by a staff member or worker of the Joint Venture Company in the performance of his or her responsibilities or primarily using the material means of the Joint Venture Company shall belong to, and the right to apply for registration of any such right in respect thereof shall belong to, the Joint Venture Company. Any improvements to, or developments in, the Confidential Information made in the course of the Joint Venture Company's operations shall also be owned by the Joint Venture Company.

(b) Without the written permission of the other Party, neither Party shall use the trademarks of the other Party or of the Joint Venture Company.


                          CHAPTER 11 - LABOR MANAGEMENT

ARTICLE 34

(a) Matters relating to the recruitment, employment, dismissal, resignation, wages, welfare and other matters concerning the staff and workers of the Joint Venture Company shall be handled in accordance with the provisions of the applicable PRC laws and regulations.

(b) The Parties agree the percentage and amount to be set aside for the following funds:

         (i)      the reserve fund;

         (ii)     the enterprise expansion fund; and

         (iii)    the bonus and welfare fund for workers and staff

shall be decided by the Board at its discretion in accordance with the relevant regulations of the PRC and will only be paid out of the after-tax profits of the Joint Venture Company.

Management and application of the above funds shall at all times be under the control of the Board.


                    CHAPTER 12 - TRANSFER OF EQUITY INTEREST

ARTICLE 35

(a) Except as provided in, and subject to, the provisions of this Chapter 12, during the term of this Joint Venture Contract, no Party may sell, assign, pledge, give or otherwise dispose of (each, a "TRANSFER") all or part of its equity interest in the Joint Venture Company without the prior written consent of the other Party and the approval of the Examination and Approval Authority.

(b) Without the consent of the other Party, no Party shall make a Transfer of all or part of its equity interest in the Joint Venture Company to a Competitor (as defined below) of the other Party, the Joint Venture Company or the joint ventures that the Parties have established or will establish. In this Joint Venture Contract, a "COMPETITOR" of a person shall mean any individual, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company or any other entity and its Affiliate and successors that directly or indirectly engages in or operates a business that is the same as or that is competitive with such person's business.

(c) Notwithstanding any other provisions in this Joint Venture Contract, the Parties agree that any Party (a "TRANSFEROR") may make a Transfer of all or part of its equity interest in the Joint Venture Company to its Affiliates (that is not Competitor of the other Party) (a "PERMITTED TRANSFEREE") and not be subject to the right of consent, right of first offer and tag-along right of the other Party (a "NON-TRANSFERRING PARTY") set forth in Articles 35, 36 and 37. If such Permitted Transferee ceases to be an Affiliate of the original Transferor, the original Transferor shall procure that such Permitted Transferee shall Transfer all of the equity interest it holds in the Joint Venture Company pursuant to a Transfer under this Article 35(c) to such original Transferor or another Affiliate thereof prior to the date of such cessation. In this Joint Venture Contract, an "AFFILIATE" of a person shall mean any individual, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company or any other entity that directly or indirectly owns a Controlling interest in or exercises Control over such person, or in or over which such person directly or indirectly owns a Controlling interest or exercises Control, or that is otherwise directly or indirectly under common ownership or Control with such person; the term "CONTROL" shall mean ownership of 50% or more of the registered capital or voting stock, or the power to direct or appoint the management of a company and "CONTROLLING" or "CONTROLLED" shall have correlative meanings.

(d) Each Party shall use its best endeavors to assist the other Party in applying to the Examination and Approval Authority with regard to the approval of any Transfer that is permitted pursuant to this Chapter 12.

(e) Subject to the provisions of paragraph (c) above, the Non-Transferring Party may require, as a condition precedent to any Transfer, that any Permitted Transferee of an equity interest in the Joint Venture Company shall assume the corresponding obligations of the Transferor as stipulated in this Joint Venture Contract and shall explicitly stipulate to such assumption in its Transfer contract with the Transferor, a copy of which must be provided to the Non-Transferring Party at least 14 days prior to the Transfer in order for the Transfer to be effective.

(f) Upon any Transfer by a Party of all or any part of its equity interest in the Joint Venture Company pursuant to this Chapter 12, the Transferor shall turn in to the Joint Venture Company for cancellation its investment certificate issued by the Joint Venture Company, and the Joint Venture Company shall issue in its place a new investment certificate or certificates, as appropriate.

ARTICLE 36

(a) If any Transferor desires to Transfer all or any of its equity interest in the Joint Venture Company (other than pursuant to Article 35 (c)), the other Party shall have the right of first offer (the "RIGHT OF FIRST OFFER") with respect to the Transfer under this Article 36. Such Transferor shall send written notice (the "TRANSFER NOTICE") to the Non-Transferring Party, which notice shall state (i) the percentage of equity to be Transferred (the "OFFERED INTEREST"), (ii) the proposed purchase price of the Offered Interest that the Transferor is willing to accept (the "OFFER PRICE") and (iii) other conditions and terms of the proposed Transfer.

(b) For a period of 30 days after the giving of a Transfer Notice, the Non-Transferring Party shall have the right to purchase the Offered Interest at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Transfer Notice. The Non-Transferring Party may exercise the Right of First Offer by delivering a written notice to the Transferor prior to the expiration of the 30-day period. The failure of the Non-Transferring Party to give such notice within such 30-day period shall be deemed to be a waiver by such Non-Transferring Party of the Right of First Offer, and the Non-Transferring Party shall cause its directors on the Board to vote in favor of a resolution approving the Transfer to be carried out by the Transferor pursuant to paragraph (c) below.

(c) Unless the Non-Transferring Party purchases all of the Offered Interest pursuant to paragraph (b) above, the Transferor may Transfer all the Offered Interest to a third-party purchaser at the Offered Price and on the terms and conditions set forth in the Transfer Notice; PROVIDED, HOWEVER, THAT (i) such Transfer is bona fide, (ii) the price for such Transfer is not less than the price set forth in the Transfer Notice and other conditions and terms for such Transfer are not more favorable to the third party purchaser than the other conditions and terms set forth in the Transfer Notice and (iii) such Transfer is made pursuant to a contract entered into and completed within four months after the giving of the Transfer Notice. If such a contract is not entered into and completed within such four-month period for any reason, the restrictions provided for herein shall again become effective, and no Transfer of such Offered Interest may be made thereafter (other than pursuant to Article 35 (c)) without again making an offer to the other Party in accordance with this Article 36. Furthermore, the third party accepting the Offered Interest shall be bound by the conditions and terms of this Joint Venture Contract, and shall enter into an amended and restated Joint Venture Contract and Articles with other shareholders of the Joint Venture Company.

ARTICLE 37

(a) Except for a Transfer permitted by Article 35(c) and subject to the provisions of Article 36, if a Transferor intends to Transfer all or part of its interest in the Joint Venture Company to a third party pursuant to this Chapter 12, such Transferor shall give notice to the Non-Transferring Party of such proposed Transfer at least 30 days prior to the proposed consummation of such Transfer, setting forth (i) the proposed percentage of equity interest to be Transferred, (ii) the percentage of equity interest the Transferor then owns, (iii) the name and address of the proposed Transferee, (iv) the proposed amount and payment form of the price and terms and conditions offered by such Transferee, (v) the date of consummation of the proposed Transfer, (vi) a representation that the proposed Transferee has been informed of the terms of the "tag-along" right provided for in this Article 37 and has agreed to purchase all equity interest required to be so purchased in accordance with the terms of this Article 37 and (vii) a representation that all consideration, tangible or intangible, is being provided to the Transferor that is reflected in the price and amount paid to the Non-Transferring Party exercising its Tag-Along Right (as defined below) hereunder. Such notice shall be accompanied by a true and complete copy of all agreements executed by the Transferor and the proposed Transferee in connection with the proposed Transfer.

(b) Subject to compliance with applicable laws and regulations, the Non-Transferring Party shall have the right (the "TAG-ALONG RIGHT") but not the obligation to require the proposed Transferee in Article 37(a) to purchase from such Non-Transferring Party a portion of its equity interest in the Joint Venture Company upon the same terms and conditions offered to the Transferor by the proposed Transferee. The proportion of the Non-Transferring Party's equity interest that it has a right to Transfer to the Transferee shall be same as the proportion of the Transferring Party's equity interest to be Transferred to the Transferee; that is the Non-Transferring Party may Transfer up to a total of all the interest in the Joint Venture Company held by the Non-Transferring Party multiplied by a fraction, the numerator of which is the proposed percentage of equity interest to be Transferred by the Transferor, and the denominator of which is the percentage of all the equity interest held by the Transferor. The unit price for the purchase of such equity interest from the Non-Transferring Party by the proposed Transferee shall be the same as the unit price the proposed Transferee intends to pay to the Transferor for the purchase of the equity interest from the Transferor.

(c) Within 20 days after receipt of the notice referred to in Article 37(a), the Non-Transferring Party that elects to exercise its Tag-Along Right shall deliver a written notice of such election to the Transferor, specifying the proposed percentage of equity interest it has elected to sell in accordance with Article 37 (b). Such notice shall be irrevocable and shall constitute a binding agreement by such Non-Transferring Party to Transfer such equity interest on the terms and conditions set forth in the Transfer notice. In order to be entitled to exercise its Tag-Along Right, the Non-Transferring Party must make substantially the same representations, warranties , covenants and indemnities as the Transferor makes in connection with its proposed Transfer of equity interest; PROVIDED, HOWEVER, THAT no Party exercising its Tag-Along Right shall be obligated to pay any amount with respect to any liabilities arising from the representations, and warranties made by the Transferor in excess of the total price paid by the proposed Transferee to it.

(d) Where the proposed Transferee fails to purchase the relevant equity interest from the Non-Transferring Party that (i) has properly exercised its Tag-Along-Right or (ii) has failed to properly exercise such right due to non-compliance with the provisions hereof by the Transferor, unless such failure to purchase the Non-Transferring Party's interest resulted from legal or regulatory restrictions, the Transferor shall not make the proposed Transfer, and if purported to be made, such Transfer shall be null and void. If the Non-Transferring Party fails to give notice in accordance with Article 37(c) not due to non-compliance of this Article 37 by the Transferor, the Non-Transferring Party shall be deemed to have waived its Tag-Along-Right and the Non-Transferring Party shall cause its Board to vote in favor of the resolution approving the Transfer by the Transferor to the proposed Transferee.

(e) The proposed Transferee shall be bound by the terms and conditions of this Joint Venture Contract and shall enter into an amended and restated Joint Venture Contract and Articles with the other shareholders of the Joint Venture Company.

                             CHAPTER 13 - INSURANCE

ARTICLE 38

(a) The basic social insurance scheme for the workers and staff of the Joint Venture Company shall be implemented in accordance with the applicable laws and regulations of the PRC. The type of insurance coverage, the amount and term of insurance of other commercial insurance shall be determined by the Board.

(b) All types of insurance of the Joint Venture Company shall be purchased from insurance companies authorized to do business in the PRC, unless adequate coverage as determined by the Board cannot at any time and from time to time be obtained from such companies on internationally competitive terms, in which case the Joint Venture Company shall apply to purchase such insurance from other insurance companies outside of the PRC in accordance with the applicable laws and regulations of the PRC.


                    CHAPTER 14 - TERMINATION AND LIQUIDATION

ARTICLE 39

(a) If any of the conditions or events set forth below shall occur and be continuing, the Party not encountering such conditions or events shall have the right to issue a written notice to the other Party and the Joint Venture Company (a "TERMINATION NOTICE") and apply directly to the Examination and Approval Authority to terminate this Joint Venture Contract and dissolve the Joint Venture Company:

         (i) either Party fails to perform any of its material obligations under this Joint Venture Contract, the Articles or other contracts entered into by the Parties and such failure is not cured within one month of written notice by the non-breaching Party to the breaching Party stating specifically the manner in which the breaching Party has failed to perform and if, in the reasonable opinion of the non-breaching Party, such non-performance defeats the economic objectives of this Joint Venture Contract and of the establishment of the Joint Venture Company or creates a material risk of loss to such non-breaching Party or the Joint Venture Company, or materially and adversely affects the value of the non-breaching Party's equity interest in the Joint Venture Company;

         (ii) a change of Control in either Party such that the shareholder or entity obtaining Control of such Party is a Competitor of the other Party or the Joint Venture Company, or such that such Party is not able to provide financial, management, policy and promotional support to the Joint Venture Company as set forth in this Joint Venture Contract, Articles or other contracts entered into by the Parties, or a change in the shareholding in either Party such that Competitor(s) of the other Party or the Joint Venture Company hold(s) more than 10% of the equity interest or share capital of such Party; or

         (iii) either Party becomes bankrupt, is the subject of proceedings for liquidation or dissolution, ceases to carry on business or becomes unable to pay its debts as they become due, or all or a material portion of its assets or property in the PRC is expropriated or requisitioned with the effect that the operations of the Joint Venture Company are adversely affected.

(b) If any of the conditions or events set forth below shall occur and be continuing, either Party shall have the right to issue a Termination Notice to the other Party and the Joint Venture Company and make a motion to the Board to dissolve the Joint Venture Company:

         (i) the Joint Venture Company sustains losses significantly in excess of those estimated in the business plan and annual budget approved by the Board in five consecutive years;

         (ii) the Joint Venture Company fails to conduct the operations contemplated in this Joint Venture Contract owing to any amendment to the central or local laws, regulations, decrees or provisions made by a central or local government authority of the PRC, or any approval, permit, license, certificate, waiver or right materially affecting the Joint Venture Company's ability to conduct the full scope of activities contemplated in this Joint Venture Contract is not obtained, declared void, rescinded or is amended in a materially adverse manner;

         (iii) the Joint Venture Company becomes bankrupt, is the subject of proceedings for liquidation or dissolution, ceases to carry on business or becomes unable to pay its debts as they become due, or all or a material portion of the assets or property of the Joint Venture Company in the PRC is expropriated or requisitioned; or

         (iv) the expiration of the term of the Joint Venture Company or any extension thereof is not extended in accordance with the provisions of Chapter 9 or the Parties mutually agree to dissolve the Joint Venture Company.

(c) If any of the conditions or events set forth below shall occur and be continuing, Party B shall have the right to issue a Termination Notice to Party A and the Joint Venture Company and make a motion to the Board to dissolve the Joint Venture Company:

         (i) Party A's Subsidiary does not obtain or no longer holds all permits, licenses, consents, authorizations and approvals that are necessary to operate a VSAT communications business or is otherwise no longer permitted to operate such business;

         (ii) Party A Subsidiary fails to perform any of its material obligations under any Party A Subsidiary Contract or any other agreement that Party A Subsidiary enters into with the Joint Venture Company or is in material breach of any Party A Subsidiary Contract or any other agreement that Party A Subsidiary enters into with the Joint Venture Company and such failure or breach is not cured within one month after written notice from the Joint Venture Company; or

         (iii)    Less than 80% interest of Party A Subsidiary is hold by Party
                  A.

                  If any of the conditions or events set forth in Article 39(a),
                  (b) or (c) shall occur and be continuing and if the Party entitled to issue a Termination Notice as provided for in the relevant provision issues a Termination Notice and makes a motion to terminate this Joint Venture Contract and to dissolve the Joint Venture Company, both Parties shall cause their representatives on the Board to unanimously adopt a resolution to dissolve the Joint Venture

                  Company and to apply to the Examination and Approval Authority for approval of such dissolution.

ARTICLE 40

(a)      If either Party has the right to issue a Termination Notice pursuant to
         Article 39, such Party (the "PURCHASING PARTY") shall have the right to choose not to issue a Termination Notice but instead to purchase or designate a person to purchase the interest of the other Party (the "NON-PURCHASING PARTY") in the Joint Venture Company pursuant to the following procedures:

(b) The Purchasing Party shall first deliver a notice (an "INVOCATION NOTICE") to the Non-Purchasing Party stating that it has chosen to purchase or designate a person to purchase the interest of the Non-Purchasing Party in the Joint Venture Company and it has chosen to invoke the valuation procedures set forth in this Article 40(b):

         (i) Within 30 days after the date of delivery of the relevant Invocation Notice, Party A and Party B shall each deliver a notice (an "APPOINTMENT NOTICE") to each other appointing an independent and reputable appraiser (an "APPRAISER") to determine the fair market value (the "FMV") of the Joint Venture Company, attached to which Appointment Notice shall be documentation evidencing that the Appraiser has accepted such appointment.

         (ii) If each Party has delivered an Appointment Notice to the other Party within such 30-day period, within 10 business days after the date on which the last Appointment Notice was delivered, the two Appraisers appointed by the Parties shall appoint a third Appraiser. If the two Appraisers are unable to agree on a third Appraiser in such 10 business day period, each Appraiser shall designate two Appraisers and on or before the 15th business day after the date on which the last Appointment Notice was delivered, one Appraiser shall be randomly selected (through a computerized or other random-selection process mutually satisfactory to the Parties) from among the four Appraisers so designated.

         (iii) If at the time the appraisal is undertaken, the appraisal is required to be made by a valuation company that is approved to issue valuations of State-owned assets, each Appraiser appointed shall be such a valuation company.

         (iv) Each Appraiser shall calculate and present to each of the Parties its appraisal of the FMV of the Joint Venture Company. In the case of an appraisal of the FMV of the Joint Venture Company, each appraisal shall take into account the value of PRC companies that are providing services that are similar to the services provided by the Joint Venture Company as of the date of the appraisal.

         (v) Each appraiser shall submit its appraisal report to both of the Parties within 30 days after the date of the appointment of the third Appraiser.

         (vi) If either Party has not delivered an Appointment Notice to the other Party within 30 days after the date of the delivery of the relevant Invocation Notice, the appraisal of the Appraiser appointed by the other Party shall be the final FMV of the Joint Venture Company (the "FINAL FMV"). If each Party delivered an Appointment Notice to the other Party within 30 days after the date of delivery of the relevant Invocation Notice, but one Appraiser fails to submit its appraisal report to both of the Parties within 30 days after the date of the appointment of the third Appraiser, the Final FMV shall be the average of the two appraisals that have been submitted. If each Party delivered an Appointment Notice to the other Party within 30 days after the date of delivery of the relevant Invocation Notice and all three Appraisers submit their appraisal reports to both of the Parties within 30 days after the date of the appointment of the third Appraiser, the Final FMV shall be the average of the two appraisals that are closest in value or the average of all three appraisals if the difference between the two highest appraisals and the difference between the two lowest appraisals is equal.

         (vii)    The determination of the Final FMV in accordance with this
                  Article 40 shall (in the absence of fraud) be final and binding on the Parties for the purposes of this Joint Venture Contract.

         (viii) The Purchasing Party or the person designated by it to purchase the interest of the Non-Purchasing Party (collectively, the "PURCHASER") shall purchase the interest of the Non-Purchasing Party at a purchase price of the FMV of the Joint Venture Company multiplied by the percentage of the interest then held by the Non-Purchasing Party in the registered capital of the Joint Venture Company.

         (ix) After the purchase price has been determined, the Purchaser and the Non-Purchasing shall sign an equity interest transfer agreement and they shall use their best efforts to secure all necessary governmental approvals to validate the agreement within 30 days after the date of the execution thereof. Such purchase shall be completed within 15 days after the relevant equity interest transfer agreement is approved. However, unless the purchase price is paid in full to the Non-Purchasing Party in the legal currency of the Non-Purchasing Party's home place or in a freely convertible currency that can be remitted to the Non-Purchasing Party's home place, the Non-Purchasing Party is not required to complete the sale as set forth in this Article 40.

         (x) After the equity interest transfer agreement has been approved and the purchase price has been paid as provided in the above paragraph, the Parties shall cause representatives duly authorized by each of them to execute a written document to amend this Joint Venture Contract to delete the Non-Purchasing Party as a Party and to add the Purchaser as a Party.

(c) If both Parties issue Invocation Notices pursuant to Article 40(b), the valuation procedures set forth in Article 40(b)(i) through (viii) shall not be implemented and instead the Party willing to pay the highest price per percentage interest of the Joint Venture Company shall have the right to purchase or designate another party to purchase the interest of the Non-Purchasing Party at such purchase price in accordance with the provisions of Article 40(b)(ix) and (x).

(d) Prior to the completion of the procedures set forth in Article 40(b)(x), the Parties must continue to perform their obligations under this Joint Venture Contract.


ARTICLE 41

(a) Upon the expiration of the term or early termination of the Joint Venture Company, if in accordance with Article 40 neither Party wishes to acquire the Joint Venture


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


         Company as a going concern, or if a Party wishes to acquire the Joint Venture Company as a going concern but it fails to obtain necessary approvals from the relevant PRC authorities, the Board must liquidate the existing assets and nominate candidates for the liquidation committee. The specific liquidation methods and procedures shall be determined in accordance with the relevant PRC laws and regulations and the Articles. The liquidation expenses and remuneration to members of the liquidation committee shall be paid in priority from the existing assets of the Joint Venture Company.

(b) During the process of liquidation, the liquidation committee shall represent the Joint Venture Company in suing and being sued. The liquidation committee shall, in valuing and selling the tangible assets and goodwill of the Joint Venture Company, use its best efforts to obtain the highest possible price for such assets. After liquidation, the remaining assets after payment of the liabilities of the Joint Venture Company shall be distributed in proportion to the capital contribution of each Party in the registered capital.

(c) After the liquidation of the Joint Venture Company is completed, the liquidation committee shall submit a liquidation report to the Board for adoption and shall submit the report to the Examination and Approval Authority for approval. In addition, the liquidation committee shall handle the formalities for the cancellation of registration with the original registration authority and return the business license of the Joint Venture to the original issuing authority.

ARTICLE 42

(a) After the termination of this Joint Venture Contract, neither Party shall use the name (whether in whole or in part) of the Joint Venture Company, except for the part to which such Party has the proprietary right.

(b) The rights or remedies of any Party arising in respect of any breach of this Joint Venture Contract by the other Party occurring prior to the date of the Joint Venture Company's dissolution or liquidation shall remain in full force and effect.


                           CHAPTER 15 - FORCE MAJEURE

ARTICLE 43

(a) A Party that cannot perform its obligations to the Joint Venture Company (the "HINDERED PARTY") in full or in part as a direct result of an event that is unforeseeable and of which the occurrence and consequences cannot be prevented or avoided, such as earthquakes, typhoons, floods, fires and other natural disasters, wars, insurrections and similar military actions, civil unrest and strikes, slowdowns, embargoes, expropriation, injunctions or other restraints and actions of government, or other causes that are uncontrollable by the Parties and are obviously deemed as force majeure (an "EVENT OF FORCE MAJEURE"), shall not be deemed to be in breach of this Joint Venture Contract if all of the following conditions are met:

         (i) the Event of Force Majeure was the direct cause of the stoppage, impediment or delay encountered by the Hindered Party in performing its obligations under this Joint Venture Contract;

         (ii) the Hindered Party used its best endeavors to perform its obligations under the Joint Venture Contract and to reduce the losses to the other Party or to the Joint Venture Company arising from the Event of Force Majeure; and

         (iii) at the time of the occurrence of the Event of Force Majeure, the Hindered Party informed the other Party and the Joint Venture Company immediately, providing written information on such event within 15 days of its occurrence, including a statement of the reasons for the delay in implementing or partially implementing this Joint Venture Contract.

(b) If an Event of Force Majeure shall occur, the Parties shall decide whether this Joint Venture Contract should be amended or terminated in light of the impact of the event upon the implementation hereof, and whether the Hindered Party should be partially or fully freed from its obligations hereunder.



                       CHAPTER 16 - SETTLEMENT OF DISPUTES

ARTICLE 44

(a) Any dispute, controversy or claim arising out of, or relating to, this Joint Venture Contract, or the performance, interpretation, breach, termination or validity hereof, shall be resolved through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation stating specifically the nature of the dispute, controversy or claim. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be referred to, and finally resolved by, arbitration upon the request of any Party with notice to the other Party.

(b) The arbitration shall be conducted by the Singapore International Arbitration Centre (the "ARBITRATION CENTER") under its rules (the "RULES") save as modified by this Joint Venture Contract. The arbitration tribunal shall consist of three arbitrators. Each Party shall select one arbitrator and the third arbitrator shall be jointly appointed by the arbitrators designated by the Parities. The award of the arbitration tribunal shall be final and binding upon the Parties.

(c) After the Party requesting arbitration has appointed its arbitrator, it shall inform the other Party in writing of the information regarding the arbitrator and shall also request in the written notice that the other Party appoint an arbitrator within 14 days from the delivery date of such notice. The notice shall also indicate that if the other Party fails to designate an arbitrator within the above 14-day period, then without further notice to the other Party, the arbitrator designated by the Party requesting arbitration shall be the sole arbitrator. After the sole arbitrator has been designated, the Party requesting arbitration shall correspondingly inform the other Party thereof. The award of the sole arbitrator shall be final and binding upon the Parties.

(d)      The arbitration proceedings shall be conducted in English and Chinese.

(e) The arbitrators shall decide any such dispute or claim strictly in accordance with the governing law specified in Article 46. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(f) The costs and expenses of the arbitration, including without limitation the fees of the arbitration, the fees of translators, costs of the venue and facilities, transcript providers or live note transcribers, the fees of the arbitration tribunal, shall be borne equally by the Parties, and each Party shall pay its own fees, disbursements and other charges of its counsel.

(g) Any award made by the arbitration tribunal shall be final and binding on each of the Parties that were parties to the dispute. The Parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the arbitration tribunal so that there shall be no appeal to any court of law for the award of the arbitration tribunal, and a Party shall not challenge or resist the enforcement action taken by any other Party in favor of which an award of the arbitration tribunal was given.

(h) Each Party irrevocably consents to the service of process, notices or other paper in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses set forth for the giving of notices in
         Article 52. Nothing contained herein shall affect the right of any Party to serve such processes, notices or other papers in any other manner permitted by applicable law.

(i) In order to preserve its rights and remedies, any Party shall be entitled to seek preservation of property in accordance with law from any court of competent jurisdiction or from the arbitration tribunal pending the final decision or award of the arbitration tribunal.

ARTICLE 45

During the period when a dispute is being resolved, except for the matter being disputed, the Parties shall in all other respects continue their implementation of this Joint Venture Contract.


                           CHAPTER 17 - GOVERNING LAW

ARTICLE 46

The formation, validity, interpretation and execution of this Joint Venture Contract shall all be governed by the publicly promulgated and implemented laws and regulations of the PRC. When the publicly promulgated and implemented laws of the PRC do not cover a certain matter, international legal principles and practices shall apply.


                     CHAPTER 18 - LANGUAGES AND COUNTERPARTS

ARTICLE 47

(a) This Joint Venture Contract is written in Chinese and English. Both the Chinese and English language texts shall have equal validity and legal effect. Each Party acknowledges that it has reviewed both language texts of this Joint Venture Contract and that they are the same in all material respects.

(b) Six original copies of this Joint Venture Contract shall be signed in each languages respectively. Each Party shall retain one original copy in each language, the Joint Venture Company shall retain one original copy in each language and three original


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


         copes in each language shall be submitted to the Examination and Approval Authority and the registration authority.

ARTICLE 48

Any amendments to this Joint Venture Contract shall be subject to a written agreement in Chinese and English executed by the Parties. The two versions shall have the equal validity and legal effect and become effective only upon approval by the Examination and Approval Authority.


                  CHAPTER 19 - LIABILITY FOR BREACH OF CONTRACT

ARTICLE 49

Subject to the provisions of Chapter 15, a Party shall be in breach of this Joint Venture Contract (a) if it fails to perform, or suspends its performance of, its obligations under this Joint Venture Contract, and if it does not commence correction of such failure within one month of receipt of written notice thereof from the other Party or the Joint Venture Company, which notice must specify the nature of the alleged breach in reasonable detail; or (b) if any of the representations and warranties made by such Party is untrue or inaccurate in any material respects.

ARTICLE 50

(a) If the Joint Venture Company or a Party suffers any cost, liability or loss, including lost of profits of the Joint Venture Company but not including any other consequential losses of whatever nature, as a result of a breach of this Joint Venture Contract by either Party, the Party in breach shall indemnify and hold the Joint Venture Company and the Non-Defaulting Party harmless in respect of any such cost, liability or loss, including but not limited to interest paid or lost as a result thereof and attorneys' fees.

(b) Without limiting the generality of the foregoing, each Party (the "INDEMNIFYING PARTY") shall indemnify, defend and hold harmless the other Party and the Joint Venture Company (each, an "INDEMNIFIED PARTY") from and against all claims, losses, liabilities, damages, judgments, assessments, fines, costs or expenses (including interest, penalties and fees, loss of profits by the Joint Venture Company, expenses and disbursements of attorneys, experts, personnel and consultants incurred by any Indemnified Party in any action or proceeding between the Indemnifying Party and any Indemnified Party or between any Indemnified Party and any third party, or otherwise) based upon, arising out of, relating to or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Indemnifying Party contained in this Joint Venture Contract or in any documents or other evidence delivered by the Indemnifying Party pursuant to this Joint Venture Contract.

                   CHAPTER 20 - REPRESENTATIONS AND WARRANTIES

ARTICLE 51

(a) Each Party represents and warrants to the other Party, with respect to itself, as follows:

         (i) Party A is a company limited by shares that is duly organized, validly existing and in good standing under the laws of the PRC, and Party B is a limited liability company duly organized, validly existing and in good standing under the laws of Hong Kong. Each Party has the corporate power and lawful authority to own or possess, lease and operate its assets and to carry on its business as now being and as previously conducted.

                  As of the date hereof, Party A has delivered the following documents to Party B (1) a copy of the business license and articles of association of Party A (as amended) as in effect on the date hereof, (2) a copy of signed written resolutions of Party A's board of directors approving Party A's entry into this Joint Venture Contract and the establishment of the Joint Venture Company within, and (3) a copy of the signed written resolutions of Party A's shareholders approving Party A's entry into this Joint Venture Contract and establishment of the Joint Venture Company with Party B.

                  Party B shall provide (1) a copy of the certificate of incorporation of Party B as in effect on the date hereof, (2) a copy of business registration certificate of Party B as in effect on the date hereof, and (3) a copy of signed written resolution of Party B's board approving Party B's entry into this Joint Venture Contract and the establishment of the Joint Venture Company with Party A.

         (ii) Each Party has the full legal right, power and authority required to enter into this Joint Venture Contract and to perform fully its obligations hereunder. This Joint Venture Contract has been duly authorized, executed and delivered by each Party and, assuming the due authorization, execution and delivery by the other Party and approval by the Examination and Approval Authority and constitutes the valid and binding obligation of each Party enforceable in accordance with its terms.

         (iii) Except for the requirements for the issuance of the business license and as otherwise set forth in this Joint Venture Contract, no filings with, notices to, or license, permits, consents, authorizations, qualifications, orders or other approvals of any governmental body or any other person are necessary to be obtained by such Party for its execution, delivery and performance of this Joint Venture Contract or for the establishment of the Joint Venture Company.

         (iv) Each Party is, has been and will continue to be in compliance with all applicable laws and regulations of its home jurisdiction and does not know of any circumstances which would be a breach of such laws or regulations. Each Party agrees to indemnify the other Party and the Joint Venture Company for any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements which may be imposed upon, incurred by or asserted against the other Party or the Joint Venture Company arising from or related to any inaccuracy contained in this
                  Article 51.


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


         (v) Neither the execution of this Joint Venture Contract, nor the performance of such Party's obligations hereunder, will conflict with, or result in a breach of, or constitute a default under, any provision of the memorandum and articles of association, business license or bylaws of such Party, as the case may be, or any law, rule, regulation, authorization or approval of any government agency or body, or of any contract or agreement to which such Party is a party or is subject.

         (vi) There is no lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the best knowledge of such Party, threatened against such Party with respect to the subject matter of this Joint Venture Contract or that would affect in any way such Party's ability to enter into or perform this Joint Venture Contract.

         (vii) All documents, statements and information of or derived from any governmental body in the possession of such Party relating to the transactions contemplated in this Joint Venture Contract have been disclosed to the other Party, and no document previously provided by such Party to the other Party contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading.

(b)      Party A hereby further represents and warrants to Party B as follows:

         (i) Party A has procured all requisite permits and approvals from the relevant governmental departments to cooperate with the Joint Venture Company and Party B in accordance with the provisions of this Joint Venture Contract and that such permits and approvals shall be valid and in full force and effect during the term of this Joint Venture Contract;

         (ii) Party A is the full and unrestricted legal, beneficial and record owner or possessor of all the assets contributed by Party A to the Joint Venture Company and the assets under the Facilities Purchase Contract, free and clear of all claims, liens and encumbrances of third parties;

         (iii) Party A was established on November 27, 1997 with its enterprise legal person registration with Hebei AIC (the "ORIGINAL PARTY A"). Original Party A relocated to Shanghai on December 31, 2002 and was registered with Shanghai AIC (the "CURRENT PARTY A") by obtaining an enterprise legal person business licensee issued on the same date. Such business license lists December 31, 2003 as the establishment date of the Current Party A. Party A hereby represents and warrants that the Original Party A's enterprise legal person registration number with Hebei AIC has been officially canceled and that the Current Party A is the legal successor or lawful assignee of all of the Original Party A's lawful interest, rights, licenses, permits, consents, approvals and authorizations; and

         (iv) Party A agrees to indemnify and hold Party B, Party B's Affiliates and the Joint Venture Company harmless from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements (collectively, "CLAIMS") which may be imposed upon, incurred by or asserted against Party B, Party B's Affiliates and the Joint Venture Company arising from or related to any inaccuracy of the representations and warranties contained in this Article 51. Such Claim includes, without limitation, litigation or other administrative and legal actions instituted by any person or entity which questions or challenges the right of Party A to transfer the assets contributed by Party A to the Joint Venture Company or Party A's ownership of such assets.


                      CHAPTER 21 - NOTICE AND MISCELLANEOUS

ARTICLE 52

Each notice, demand or other communication given or made under this Joint Venture Contract shall be in writing in English or Chinese and delivered or sent to the above addresses or fax numbers (or such other address or fax number as the addressee has by 10 days' prior written notice specified to the other Party). Any notice, demand or other communication given or made by letter between countries shall be delivered by airmail. Any notice, demand or other communication addressed to the relevant Party shall be deemed to have been delivered (1) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (2) if sent by post within the same country, on the third day following posting, and if sent by post to another country, on the seventh day following posting; (3) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.


ARTICLE 53

The headings in this Joint Venture Contract are used only for reference, do not constitute the contents of this Joint Venture Contract and do not give meaning or explanation to the provisions of this Joint Venture Contract.

ARTICLE 54

In the event any one or more of the provisions contained in this Joint Venture Contract should be held under any applicable law or regulation to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

ARTICLE 55

A Party that in a particular situation waives its rights in respect of a breach of contract by the other Party shall not be deemed to have waived its rights against the Defaulting Party for a similar breach of contract in other situations.

ARTICLE 56

In any case in which the Parties have agreed pursuant to this Joint Venture Contract (a) to cause the directors appointed by them to the Board to take any action or (b) to take any action that requires a resolution of the Board, each Party shall use its best efforts to cause each director appointed by it to the Board to approve the relevant resolution and if any director appointed by such Party does not approve the relevant resolution, such Party shall promptly remove such director and replace him with a director who will approve the relevant resolution.

IN WITNESS WHEREOF, the Parties have executed this Joint Venture Contract as of the date first above written and therefore this Joint Venture Contract shall be binding upon the Parties.



SKY COMMUNICATIONS GROUP COMPANY LIMITED



/s/ Chen Yuanming
---------------------------------
Authorized Representative:
Name:   Chen Yuanming
Title:  Chairman Of Board Of Directors
        And President




ASIA SATELLITE TELECOMMUNICATIONS COMPANY LIMITED



/s/ Peter Jackson
---------------------------------
Authorized Representative:
Name:   Peter Jackson
Title:  Chief Executive Officer

                                   APPENDIX 1

                   LIST OF ASSETS TO BE CONTRIBUTED BY PARTY A



Sky Star Advantage VSAT Terminal Equipment
(including indoor & outdoor units):                     781 Sets

Total Value:  [                         ]






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